Proxy Voting Results

A special meeting of shareholders was held on October 17, 2016. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Peter C. Aldrich

Affirmative	80,345,400,272.38	97.367
Withheld	2,172,700,318.89	2.633
TOTAL	82,518,100,591.27	100.000

Amy Butte Liebowitz

Affirmative	80,349,798,079.05	97.372
Withheld	2,168,302,512.22	2.628
TOTAL	82,518,100,591.27	100.000

Ralph F. Cox

Affirmative	80,185,900,067.22	97.174
Withheld	2,332,200,524.05	2.826
TOTAL	82,518,100,591.27	100.000

Mary C. Farrell

Affirmative	80,442,189,509.02	97.484
Withheld	2,075,911,082.25	2.516
TOTAL	82,518,100,591.27	100.000

Bruce T. Herring

Affirmative	80,450,867,609.22	97.495
Withheld	2,067,232,982.05	2.505
TOTAL	82,518,100,591.27	100.000

Karen Kaplan

Affirmative	80,281,077,426.19	97.289
Withheld	2,237,023,165.08	2.711
TOTAL	82,518,100,591.27	100.000

Robert A. Lawrence

Affirmative	80,483,442,135.49	97.534
Withheld	2,034,658,455.78	2.466
TOTAL	82,518,100,591.27	100.000

PROPOSAL 2d
To approve a sub-advisory agreement among Strategic Advisers, FIAM LLC (FIAM) and the Trust on behalf of Strategic Advisers® Value Fund with respect to FIAM's Large Cap Core strategy.

	# of Votes	% of Votes
Affirmative	6,899,983,843.50	94.160
Against	166,043,140.44	2.266
Abstain	261,925,782.52	3.574
TOTAL	7,327,952,766.46	100.000

PROPOSAL 4c

To approve a sub-advisory agreement among Strategic Advisers, Geode Capital Management, LLC (Geode) and the Trust on behalf of Strategic Advisers® Value Fund with respect to Geode's Factor-Based strategy.

	# of Votes	% of Votes
Affirmative	6,904,368,592.99	94.220
Against	157,112,843.87	2.144
Abstain	266,471,329.60	3.636
TOTAL	7,327,952,766.46	100.000

Proposal 1 reflects trust wide proposal and voting results.